EXHIBIT 2.7
FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT
     THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made and entered into effective as of December 14, 2005, by and among Redley Company, a Delaware general partnership, Burris Run Company, a Delaware general partnership, and Red Clay Minerals, a Delaware general partnership (hereafter collectively referred to as “Seller”), and Petrohawk Energy Corporation, a Delaware corporation (“Buyer”).
RECITALS:
     WHEREAS, Buyer and Seller entered into that certain Asset Purchase Agreement, dated effective as of December 14, 2005 (the “Agreement”);
     WHEREAS, Buyer and Seller desire to amend the Agreement as set forth below; and
     WHEREAS, all capitalized terms used but not otherwise defined shall have the meaning given such terms in the Asset Purchase Agreement;
     NOW, THEREFORE, in consideration of the premises, the respective representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     1. The parties agree (a) that Burris Run Company and Red Clay Minerals may withdraw, and are hereby withdrawing, from the Agreement; and (b) that Burris Run Company and Red Clay Minerals are hereby released from any and all representations, warranties, indemnities and covenants under the Agreement. All references to Burris Run Company and/or Red Clay Minerals in the Agreement and in the exhibits and schedules thereto are hereby deemed deleted ab initio. The parties understand that such deletions mean that, among other things, Burris Run Company and Red Clay Minerals are no longer deemed to have made any representations, warranties, indemnities or covenants under the Agreement.
     2. In Section 1.2(a) of the Agreement, the phrase “EIGHTY SIX MILLION SIX HUNDRED SEVENTY THOUSAND AND 00/100 DOLLARS ($86,670,000.00)” is hereby deleted and replaced with the following: “EIGHTY SIX MILLION ONE HUNDRED ELEVEN THOUSAND EIGHT HUNDRED NINE AND 00/100 DOLLARS ($86,111,809.00)”.
     3. In the first (1st) sentence of Section 2.5(d) of the Agreement, the phrase “Except for Buyer’s remedies under this Agreement for a breach of Seller’s representation contained in Section 3.19,” is hereby deleted.
     4. In the definition of Threshold Amount in Article XI of the Agreement, the term “$500,000” is hereby deleted and replaced with the term “$750,000”.
     5. Exhibit B attached to the Agreement is hereby deleted and replaced with Exhibit B attached hereto and incorporated herein and into the Agreement by reference.

     6. Schedule 1.6 attached to the Agreement is hereby deleted and replaced with Schedule 1.6 attached hereto and incorporated herein and into the Agreement by reference.
     7. The Agreement shall remain in full force and effect, as amended herein.
     8. This Amendment may be executed in counterparts, each of which will constitute an original, but all of which, when taken together, will constitute but one agreement. If the parties sign separate counterparts of this Amendment, then a signature page signed by one party and a signature page signed by another party may be placed together in a complete counterpart of this Amendment and such two signature pages, together with the remainder of such complete counterpart of this Amendment, will constitute one complete and fully-executed original of this Amendment. Executed copies hereof may be delivered by telecopier or electronic mail and upon receipt will be deemed originals and binding upon the parties hereto, regardless of whether originals are delivered thereafter.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.

“Buyer”: PETROHAWK ENERGY CORPORATION
By:	/s/ Floyd C. Wilson
Name:	Floyd C. Wilson
Title:	President and Chief Executive Officer

“Seller”: REDLEY COMPANY; BURRIS RUN COMPANY; and RED CLAY MINERALS
By:	/s/ Calisle D. Dean
Calisle S. Dean, Agent